Exhibit 99.1

South Plains Financial, Inc. Reports Second Quarter 2020 Financial Results

LUBBOCK, Texas, July 29, 2020 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2020.

Second Quarter 2020 Highlights

●	Net income for the second quarter of 2020 was $5.6 million, compared to $7.1 million for the first quarter of 2020 and $6.1 million for the second quarter of 2019.
●	Diluted earnings per share for the second quarter of 2020 was $0.31, compared to $0.38 for the first quarter of 2020 and $0.37 for the second quarter of 2019.
●	Pre-tax, pre-provision income (non-GAAP) for the second quarter of 2020 was $20.1 million, compared to $15.1 million for the first quarter of 2020 and $8.6 million for the second quarter of 2019.
●	Average cost of deposits for the second quarter of 2020 decreased to 39 basis points, compared to 65 basis points for the first quarter of 2020 and 108 basis points for the second quarter of 2019.
●
The provision for loan losses for the second quarter of 2020 was $13.1 million, compared to $6.2 million for the first quarter of 2020 and $875,000 for the second quarter of 2019. The increase in the provision during the second quarter of 2020 was primarily due to management’s expectations regarding the continued economic downturn related to the ongoing COVID-19 pandemic, the volatility in energy prices and reduced oil production in the State of Texas.

●	Nonperforming assets to total assets were 0.33% at June 30, 2020, compared to 0.28% as of March 31, 2020 and 0.37% at June 30, 2019.
●	The adjusted (non-GAAP) efficiency ratio for the second quarter of 2020 was 63.28%, compared to 72.52% for the first quarter of 2020 and 77.46% for the second quarter of 2019.
●	Return on average assets for the second quarter of 2020 was 0.64% annualized, compared to 0.89% annualized for the first quarter of 2020 and 0.89% annualized for the second quarter of 2019.
●	Book value per share was $18.64 as of June 30, 2020, compared to $18.10 per share as of March 31, 2020 and $16.19 per share as of June 30, 2019.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am very proud of our employees for their hard work and dedication to our customers and communities during this unprecedented time. They have kept the Bank’s operations running smoothly and maintained a high level of service and support for our customers. As the number of COVID-19 cases started to spike in Texas in June, we made the decision to close our branch lobbies once again to appointment-only service while keeping our drive-through windows in operation. Overall, we continue to operate very effectively through our drive-through windows and are successfully transitioning our customers to our digital banking platforms. Importantly, we have invested in the technology and developed the digital platforms and systems which have allowed us to effectively service our customers remotely throughout the ongoing COVID-19 pandemic. We will also remain disciplined on expenses and are adapting our branch network to more effectively meet customer traffic trends, which remain robust. As part of this, we closed our Springlake, Texas branch at the end of June and will continue to focus on doing more with less.”

Mr. Griffith continued, “While the economic backdrop was a headwind to our second quarter results, I am very pleased with our performance and the earnings growth that is building within the Bank. For the second quarter of 2020, we delivered pre-tax, pre-provision income of $20.1 million, which compares favorably to the $15.1 million achieved in the first quarter of 2020 and the $8.6 million in the year ago second quarter. We recorded a $13.1 million provision expense during the second quarter of 2020, driven largely by qualitative factors based upon what we are seeing in our local economies and the potential extended impact of the COVID-19 pandemic. We have taken a very proactive approach to this crisis with all of our borrowers, especially in our at-risk categories of the loan portfolio, including our borrowers in the hospitality and energy segments. We are encouraged with the flattening of our loan modifications at 19.9% of the total loan portfolio at June 30, 2020. We believe our aggressive provision this quarter reflects a conservative outlook at the end of the second quarter and we believe that we have the capital to absorb the losses in our loan portfolio that could result from an adverse stress environment. Looking forward, we feel well positioned to take advantage of opportunities that could be created in these difficult times.”

COVID-19 Update

The Company’s Oversight Committee for Business Continuity and Incident Response, which has monitored the spread of the coronavirus since January, continues to monitor the impact of the ongoing COVID-19 pandemic, as well as employee and customer communications. The Company’s Pandemic Task Force continues to implement South Plains’ Business Continuity Plan, focusing on the safety of the Company’s employees and customers while maintaining the operational and financial integrity of the Bank. Non-essential employees were transitioned to a work-from-home environment, strict protocols for employees deemed essential were adopted to ensure adequate social distancing and all Bank facilities are receiving incremental cleaning and sanitization. The Company restricted access to its bank lobbies and customers are currently served through appointments only, as well as through the Bank’s drive-through windows and recently upgraded digital platforms.

The Bank also continues to implement a rigorous enterprise risk management (“ERM”) system that delivers a systematic approach to risk measurement and enhances the effectiveness of risk management across the Bank. The Bank’s ERM system has allowed management to consistently and aggressively review the Bank’s loan portfolio for signs of potential issues during the ongoing COVID-19 pandemic and the Bank continues to closely monitoring its loans to borrowers in the retail, hospitality and energy sectors.

While the duration of the COVID-19 pandemic and the scope of its impact on the economy is uncertain, the Bank continues to be proactive with its borrowers in those sectors most affected by the COVID-19 pandemic and offering loan modifications to borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. As previously disclosed, the Bank has assigned its Chairman, Chief Executive Officer, Chief Credit Officer and Chief Lending Officer to partner with the Bank’s lenders on those borrowers most impacted by the COVID-19 pandemic to ensure the Company remains proactive in addressing those credits with the appropriate oversight and modifications when warranted. As part of the Bank’s efforts to support its customers and protect the Bank, the Bank has offered varying forms of loan modifications ranging from 90-day payment deferrals to 6- to 12-month interest only terms to provide borrowers relief. As of June 30, 2020, total loan modifications attributed to COVID-19 were approximately $464 million, or 19.9%, of the Company’s loan portfolio. The modification breakdown is: 64% of modified loans are interest only with periods of up to 6 months, 15% of modified loans are 90 day payment deferrals on commercial customers, 10% of modified loans are interest only periods longer than 6 months, primarily in the Bank’s hotel portfolio, and 11% of modified loans are payment deferrals of one to four months on consumer loans.

The Bank has assisted its customers in accessing the Paycheck Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) and created under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). During the second quarter of 2020, the Bank originated approximately 2,050 PPP loans totaling $215 million. The Bank has utilized its lines of credit with the Federal Home Loan Bank of Dallas and/or the Federal Reserve Bank to supplement funding for origination of PPP loans as needed. Helping City Bank’s customers access PPP loans is just one way that the Bank has been helping its customers and communities during this challenging time. City Bank has also been a supporter of the South Plains and Permian Basin food banks and recently increased its financial support given the challenging economic environment for so many.

Finally, as previously announced on April 16, 2020, the Company temporarily suspended its stock repurchase program in response to the ongoing COVID-19 pandemic. Suspending the stock repurchase program has allowed the Company to preserve capital and provide liquidity to meet the credit needs of the customers, small businesses and local communities served by the Company and City Bank. The Company believes that it remains strong and well-capitalized, and the Company may reinstate the stock repurchase program in the future.

Results of Operations, Quarter Ended June 30, 2020

Net Interest Income

Net interest income was $30.4 million for the second quarter of 2020, compared to $24.8 million for the second quarter of 2019 and $30.2 million for the first quarter of 2020.

Interest income was $34.0 million for the second quarter of 2020, compared to $32.5 million for the second quarter of 2019 and $35.7 million for the first quarter of 2020. Interest and fees on loans increased by $1.3 million from the second quarter of 2019 due to growth of $429.1 million in average loans, primarily from the Company’s acquisition of West Texas State Bank (“WTSB”) as well as the PPP loans that were originated in the second quarter of 2020, partially offset by a decrease of 64 basis points in non-PPP loan rates due to the decline in the interest rate environment experienced in the first quarter of 2020. The decrease from the first quarter of 2020 was principally the result of a decrease of 50 basis points in non-PPP loan rates, partially offset by an increase of $208.7 million in average loans outstanding during the second quarter of 2020. The increase in average loans was largely attributable to the new PPP loans originated in the second quarter of 2020 as well as normal seasonal funding of the Bank’s agricultural production loans. The PPP loans yielded 2.53% during the second quarter of 2020, which includes accretion of the related SBA lenders fees for processing PPP loans during the quarter. As of June 30, 2020, the Company has received and deferred $7.7 million in PPP related SBA fees and is accreting these fees into interest income over the life of the applicable loans. If a PPP loan is forgiven or paid off before maturity, the remaining unamortized fee is accreted to income at that time. During the second quarter of 2020, the Company recognized $641,000 million in PPP related SBA fees. The Company expects that the majority of PPP loans will begin to be forgiven over the next several quarters.

Interest expense was $3.6 million for the second quarter of 2020, compared to $7.7 million for the second quarter of 2019 and $5.5 million for the first quarter of 2020. The decrease from the second quarter of 2019 was primarily due to a decrease in the interest rate paid on interest-bearing liabilities of 94 basis points, partially offset by an increase of $281.7 million in average interest-bearing liabilities. The decrease from the first quarter of 2020 was primarily due to a decrease in the interest rate paid on interest-bearing liabilities of 42 basis points, partially offset by an increase of $127.9 million in average interest-bearing liabilities in the second quarter of 2020. The average cost of deposits was 39 basis points for the second quarter of 2020, representing a 69 basis point decrease from the second quarter of 2019 and a 26 basis point decrease from the first quarter of 2020. The increase in average interest-bearing liabilities in the second quarter of 2020 compared to the first quarter of 2020 was primarily due to increased deposits, from PPP loan funding and other government stimulus payments and programs as well as organic growth, and an additional $75.0 million in borrowings to augment liquidity in funding the PPP loans.  The increase compared to the second quarter of 2019 was largely due to the Company’s acquisition of WTSB as well as the other deposit growth noted above. Additionally, the decrease in the rate paid on interest-bearing liabilities was the result of the decline in the overall rate environment experienced in the first quarter of 2020.

The net interest margin was 3.79% for the second quarter of 2020, compared to 3.88% for the second quarter of 2019 and 4.13% for the first quarter of 2020. The origination of PPP loans accounted for an estimated 11 basis points of the decrease of net interest margin. An estimated additional 7 basis points of the decrease in net interest margin is attributable to a reduction in purchased loan income accretion.

Noninterest Income and Noninterest Expense

Noninterest income was $24.9 million for the second quarter of 2020, compared to $13.7 million for the second quarter of 2019 and $18.9 million for the first quarter of 2020. The increase in noninterest income for the second quarter of 2020 compared to the second quarter of 2019 was primarily the result of an increase of $11.3 million in mortgage banking activities revenue due to an increase of $225.8 million in mortgage loan originations. Additionally, there was a decrease in service charges on deposits of $540,000 in the second quarter of 2020 from reduced customer spending and activity during the ongoing COVID-19 pandemic. The increase from the first quarter of 2020 was primarily the result of an increase of $9.2 million in mortgage banking activities revenue as a result of an increase of $152.6 million in mortgage loan originations, partially offset by a $2.3 million gain on sale of securities recorded in the first quarter of 2020.  Additionally, there was a decrease in service charges on deposits of $544,000 in the second quarter of 2020.

Noninterest expense was $35.2 million for the second quarter of 2020, compared to $29.9 million for the second quarter of 2019 and $34.0 million for the first quarter of 2020. This increase in noninterest expense for the second quarter of 2020 compared to the second quarter of 2019 was primarily driven by a $2.8 million increase in personnel expense. This increase was predominately related to an additional $2.6 million in commissions paid on the higher volume of mortgage loan originations and personnel in the Bank’s branches in the Permian Basin that were acquired in the fourth quarter of 2019 through the Company’s acquisition of WTSB, partially offset by a reduction in the Bank’s online mortgage platform personnel and other efficiency enhancements. There was also an increase in variable mortgage expenses, such as appraisal expenses, due to the increased mortgage production during the quarter. Other noninterest expenses also increased due to the acquisition of WTSB, including occupancy and other noninterest expenses for the branches acquired and core deposit intangible amortization expense. The increase from the first quarter of 2020 was primarily the result of an additional $2.2 million in commissions and higher other variable expenses as a result of increased mortgage production, partially offset by higher expenses in the first quarter of 2020 for data conversion expenses and computer equipment purchased in connection with upgrading the equipment at the acquired branches as well as at existing branches.

Loan Portfolio and Composition

Loans held for investment were $2.33 billion as of June 30, 2020, compared to $2.11 billion as of March 31, 2020 and $1.94 billion as of June 30, 2019. The $222.9 million increase during the second quarter of 2020 as compared to the first quarter of 2020 was primarily the result of the Bank’s origination of $215.3 million in PPP loans and $34.7 million in seasonal funding on agricultural loans, partially offset by paydowns of $13.1 million in non-residential consumer loans and $11.3 million in direct energy loans. As of June 30, 2020, loans held for investment increased $396.1 million from June 30, 2019, largely attributable to the PPP loans and the WTSB acquisition in the fourth quarter of 2019.

Agricultural production loans were $131.5 million as of June 30, 2020, compared to $96.8 million as of March 31, 2020 and $147.7 million as of June 30, 2019.

Deposits and Borrowings

Deposits totaled $2.95 billion as of June 30, 2020, compared to $2.67 billion as of March 31, 2020 and $2.28 billion as of June 30, 2019. Deposits increased $282.0 million in the second quarter of 2020, compared to the first quarter of 2020, primarily as a result of organic growth, customers depositing PPP loan proceeds, and other government stimulus payments and programs. As of June 30, 2020, deposits increased $666.0 million from June 30, 2019. The increase in deposits since June 30, 2019 is primarily a result of the increases noted above as well as the assumption of deposits from the WTSB acquisition in the fourth quarter of 2019.

Noninterest-bearing deposits were $940.9 million as of June 30, 2020, compared to $740.9 million as of March 31, 2020 and $513.4 million as of June 30, 2019. Noninterest-bearing deposits represented 31.9%, 27.8%, and 22.5% of total deposits as of June 30, 2020, March 31, 2020, and June 30, 2019, respectively. The increases in noninterest-bearing deposit balances at June 30, 2020 compared to the other periods is the same as detailed above.

Asset Quality

The provision for loan losses recorded for the second quarter of 2020 was $13.1 million, compared to $875,000 for the second quarter of 2019 and $6.2 million for the first quarter of 2020. The increase in the provision for loan losses in the second quarter of 2020 compared to the second quarter of 2019 is a result of economic effects from COVID-19 as well as the decline in oil and gas prices that started in the first quarter of 2019. The increase in the provision for loan losses in the second quarter of 2020 compared to the first quarter of 2020 is a result of a further worsening of the economy and continued uncertainty from COVID-19. The full extent of the impact on the economy and the Bank’s customers is unknown at this time. Accordingly, additional provisions for loan losses may be necessary in future periods.

The allowance for loan losses to loans held for investment was 1.74% as of June 30, 2020, compared to 1.38% as of March 31, 2020 and 1.25% as of June 30, 2019. The allowance for loan losses to non-PPP loans held for investment was 1.91% as of June 30, 2020.

The nonperforming assets to total assets ratio as of June 30, 2020 was 0.33%, compared to 0.28% as of March 31, 2020 and 0.37% at June 30, 2019.

Annualized net charge-offs were 0.27% for the second quarter of 2020, compared to 0.25% for the first quarter of 2020 and 0.02% for the second quarter of 2019.

Conference Call

South Plains will host a conference call to discuss its second quarter 2020 financial results today, July 29, 2020 at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13706046. The replay will be available until August 12, 2020.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, Adjusted Efficiency Ratio, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under SEC Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Comission (the “SEC”), and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K Quarterly Report on Form 10-Q, as well as the “Risk Factors” section of other documents South Plains files with the SEC from time to time. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Selected Income Statement Data:
Interest income	$34,007	$35,737	$34,764	$33,665	$32,509
Interest expense	3,559	5,538	6,140	7,097	7,672
Net interest income	30,448	30,199	28,624	26,568	24,837
Provision for loan losses	13,133	6,234	896	420	875
Noninterest income	24,896	18,875	16,740	14,115	13,703
Noninterest expense	35,207	34,011	31,714	30,028	29,930
Income tax expense	1,389	1,746	2,645	1,977	1,655
Net income	5,615	7,083	10,109	8,258	6,080
Per Share Data (Common Stock):
Net earnings, basic	0.31	0.39	0.56	0.46	0.37
Net earnings, diluted	0.31	0.38	0.55	0.45	0.37
Cash dividends declared and paid	0.03	0.03	0.03	0.03	-
Book value	18.64	18.10	16.98	16.61	16.19
Tangible book value	17.06	16.54	15.46	16.47	16.19
Weighted average shares outstanding, basic	18,061,705	18,043,105	18,010,065	17,985,429	16,459,366
Weighted average shares outstanding, dilutive	18,224,630	18,461,922	18,415,656	18,363,033	16,563,543
Shares outstanding at end of period	18,059,174	18,056,014	18,036,115	18,004,323	17,978,520
Selected Period End Balance Sheet Data:
Cash and cash equivalents	256,101	136,062	158,099	244,645	408,116
Investment securities	730,674	734,791	707,650	401,335	263,564
Total loans held for investment	2,331,716	2,108,805	2,143,623	1,962,609	1,935,653
Allowance for loan losses	40,635	29,074	24,197	24,176	24,171
Total assets	3,584,532	3,216,563	3,237,167	2,795,582	2,777,170
Interest-bearing deposits	2,006,984	1,924,902	1,905,936	1,729,741	1,768,475
Noninterest-bearing deposits	940,853	740,946	790,921	556,233	513,383
Total deposits	2,947,837	2,665,848	2,696,857	2,285,974	2,281,858
Borrowings	252,430	185,265	205,030	177,720	176,675
Total stockholders’ equity	336,534	326,890	306,182	299,027	291,113
Summary Performance Ratios:
Return on average assets	0.64%	0.89%	1.32%	1.18%	0.89%
Return on average equity	6.81%	9.00%	13.25%	11.10%	9.57%
Net interest margin (1)	3.79%	4.13%	4.03%	4.07%	3.88%
Yield on loans	5.26%	5.76%	5.79%	5.91%	5.90%
Cost of interest-bearing deposits	0.56%	0.91%	1.06%	1.30%	1.39%
Efficiency ratio	63.28%	69.10%	69.71%	73.62%	77.46%
Summary Credit Quality Data:
Nonperforming loans	10,472	7,112	6,045	6,456	7,946
Nonperforming loans to total loans held for investment	0.45%	0.34%	0.28%	0.33%	0.41%
Other real estate owned	1,335	1,944	1,883	2,296	2,305
Nonperforming assets to total assets	0.33%	0.28%	0.24%	0.31%	0.37%
Allowance for loan losses to total loans held for investment	1.74%	1.38%	1.13%	1.23%	1.25%
Net charge-offs to average loans outstanding (annualized)	0.27%	0.25%	0.17%	0.08%	0.02%

	As of and for the quarter ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Capital Ratios:
Total stockholders’ equity to total assets	9.39%	10.16%	9.46%	10.70%	10.48%
Tangible common equity to tangible assets	8.66%	9.37%	8.69%	10.62%	10.48%
Common equity tier 1 to risk-weighted assets	10.51%	11.24%	11.06%	13.10%	13.31%
Tier 1 capital to average assets	9.60%	10.34%	10.74%	12.17%	12.10%
Total capital to risk-weighted assets	14.36%	15.23%	14.88%	17.38%	17.75%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2020			June 30, 2019

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,204,441	$28,825	5.26%	$1,946,602	$28,635	5.90%
Loans - PPP	171,304	1,076	2.53%	-	-	0.00%
Debt securities - taxable	547,971	3,080	2.26%	248,915	1,754	2.83%
Debt securities - nontaxable	160,142	1,192	2.99%	31,387	275	3.51%
Other interest-bearing assets	174,753	124	0.29%	348,106	1,946	2.24%

Total interest-earning assets	3,258,611	34,297	4.23%	2,575,010	32,610	5.08%
Noninterest-earning assets	249,571			174,944
Total assets	$3,508,182			$2,749,954

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,650,159	1,330	0.32%	$1,449,169	4,696	1.30%
Time deposits	326,561	1,430	1.76%	317,323	1,443	1.82%
Short-term borrowings	16,449	6	0.15%	11,085	57	2.06%
Notes payable & other long-term borrowings	161,099	96	0.24%	95,000	561	2.37%
Subordinated debt securities	26,472	403	6.12%	26,472	403	6.11%
Junior subordinated deferrable interest debentures	46,393	294	2.55%	46,393	512	4.43%

Total interest-bearing liabilities	2,227,133	3,559	0.64%	1,945,442	7,672	1.58%
Demand deposits	901,761			516,783
Other liabilities	47,576			32,890
Stockholders’ equity	331,712			254,839

Total liabilities & stockholders’ equity	$3,508,182			$2,749,954

Net interest income		$30,738			$24,938
Net interest margin (2)			3.79%			3.88%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Six Months Ended
	June 30, 2020			June 30, 2019

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,185,728	$59,879	5.51%	$1,951,193	$56,776	5.87%
Loans - PPP	85,652	1,076	2.53%	-	-	0.00%
Debt securities - taxable	554,324	6,672	2.42%	279,293	3,863	2.79%
Debt securities - nontaxable	119,538	1,694	2.85%	31,780	561	3.56%
Other interest-bearing assets	162,944	858	1.06%	295,858	3,517	2.40%

Total interest-earning assets	3,108,186	70,179	4.54%	2,558,124	64,717	5.10%
Noninterest-earning assets	250,114			175,689

Total assets	$3,358,300			$2,733,813

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,598,048	3,986	0.50%	$1,459,684	9,230	1.28%
Time deposits	340,016	3,057	1.81%	313,505	2,798	1.80%
Short-term borrowings	23,597	99	0.84%	16,904	168	2.00%
Notes payable & other long-term borrowings	128,654	453	0.71%	95,000	1,100	2.33%
Subordinated debt securities	26,472	807	6.13%	27,100	809	6.02%
Junior subordinated deferrable interest debentures	46,393	695	3.01%	46,393	1,025	4.46%

Total interest-bearing liabilities	2,163,180	9,097	0.85%	1,958,586	15,130	1.56%
Demand deposits	833,699			508,951
Other liabilities	37,364			31,021
Stockholders’ equity	324,057			235,255

Total liabilities & stockholders’ equity	$3,358,300			$2,733,813

Net interest income		$61,082			$49,587
Net interest margin (2)			3.95%			3.91%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2020	December 31, 2019

Assets
Cash and due from banks	$51,256	$56,246
Interest-bearing deposits in banks	204,845	101,853
Investment securities	730,674	707,650
Loans held for sale	92,774	49,035
Loans held for investment	2,331,716	2,143,623
Less: Allowance for loan losses	(40,635)	(24,197)
Net loans held for investment	2,291,081	2,119,426
Premises and equipment, net	61,883	61,873
Goodwill	19,968	18,757
Intangible assets	8,446	8,632
Other assets	123,605	113,695
Total assets	$3,584,532	$3,237,167

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$940,853	$790,921
Interest-bearing deposits	2,006,984	1,905,936
Total deposits	2,947,837	2,696,857
Other borrowings	179,565	132,165
Subordinated debt securities	26,472	26,472
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	47,731	29,098
Total liabilities	3,247,998	2,930,985
Stockholders’ Equity
Common stock	18,059	18,036
Additional paid-in capital	140,620	140,492
Retained earnings	158,311	146,696
Accumulated other comprehensive income (loss)	19,544	958
Total stockholders’ equity	336,534	306,182
Total liabilities and stockholders’ equity	$3,584,532	$3,237,167

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Interest income:
Loans, including fees	$29,861	$28,592	$60,876	$56,690
Other	4,146	3,917	8,868	7,823
Total Interest income	34,007	32,509	69,744	64,513
Interest expense:
Deposits	2,760	6,139	7,043	12,028
Subordinated debt securities	403	403	807	809
Trust preferred subordinated debentures	294	512	695	1,025
Other	102	618	552	1,268
Total Interest expense	3,559	7,672	9,097	15,130
Net interest income	30,448	24,837	60,647	49,383
Provision for loan losses	13,133	875	19,367	1,483
Net interest income after provision for loan losses	17,315	23,962	41,280	47,900
Noninterest income:
Service charges on deposits	1,439	1,979	3,422	3,884
Income from insurance activities	1,022	1,210	2,181	2,960
Mortgage banking activities	17,955	6,652	26,708	11,518
Bank card services and interchange fees	2,344	2,071	4,582	4,081
Other	2,136	1,791	4,560	3,335
Total Noninterest income	24,896	13,703	43,771	25,778
Noninterest expense:
Salaries and employee benefits	21,621	18,784	42,431	37,909
Net occupancy expense	3,586	3,416	7,186	6,823
Professional services	1,961	1,611	3,533	3,317
Marketing and development	806	796	1,574	1,513
Other	7,233	5,323	14,494	10,404
Total noninterest expense	35,207	29,930	69,218	59,966
Income before income taxes	7,004	7,735	15,833	13,712
Income tax expense (benefit)	1,389	1,655	3,135	2,859
Net income	$5,615	$6,080	$12,698	$10,853

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2020	December 31, 2019

Loans:
Commercial Real Estate	$648,888	$658,195
Commercial - Specialized	325,942	309,505
Commercial - General	627,923	441,398
Consumer:
1-4 Family Residential	360,308	362,796
Auto Loans	202,263	215,209
Other Consumer	69,754	74,000
Construction	96,638	82,520
Total loans held for investment	$2,331,716	$2,143,623

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2020	December 31, 2019

Deposits:
Noninterest-bearing demand deposits	$940,853	$790,921
NOW & other transaction accounts	344,485	318,379
MMDA & other savings	1,340,004	1,231,534
Time deposits	322,495	356,023
Total deposits	$2,947,837	$2,696,857

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Efficiency Ratio
Noninterest expense	$35,207	$34,011	$31,714	$30,028	$29,930

Net interest income	30,448	30,199	28,624	26,568	24,837
Tax equivalent yield adjustment	290	145	133	103	101
Noninterest income	24,896	18,875	16,740	14,115	13,703
Total income	55,634	49,219	45,497	40,786	38,641

Efficiency ratio	63.28%	69.10%	69.71%	73.62%	77.46%

Noninterest expense	$35,207	$34,011	$31,714	$30,028	$29,930
Less: net loss on sale of securities	-	-	(27)	-	-
Adjusted noninterest expense	35,207	34,011	31,687	30,028	29,930

Total income	55,634	49,219	45,497	40,786	38,641
Less: net gain on sale of securities	-	(2,318)	-	-	-
Adjusted total income	55,634	46,901	45,497	40,786	38,641

Adjusted efficiency ratio	63.28%	72.52%	69.65%	73.62%	77.46%

Pre-tax, pre-provision income
Net income	$5,615	7,083	10,109	8,258	6,080
Income tax expense	1,389	1,746	2,645	1,977	1,655
Provision for loan losses	13,133	6,234	896	420	875

Pre-tax, pre-provision income	$20,137	15,063	13,650	10,655	8,610

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2020	December 31, 2019
Tangible common equity
Total common stockholders’ equity	$336,534	$306,182
Less: goodwill and other intangibles	(28,414)	(27,389)

Tangible common equity	$308,120	$278,793

Tangible assets
Total assets	$3,584,532	$3,237,167
Less: goodwill and other intangibles	(28,414)	(27,389)

Tangible assets	$3,556,118	$3,209,778

Shares outstanding	18,059,174	18,036,115

Total stockholders’ equity to total assets	9.39%	9.46%
Tangible common equity to tangible assets	8.66%	8.69%
Book value per share	$18.64	$16.98
Tangible book value per share	$17.06	$15.46